UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2013

Affinia Group Intermediate Holdings Inc.

(Exact name of Registrant as specified in its charter)

Delaware	333-128166-10	34-2022081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1101 Technology Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

(734) 827-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Chief Financial Officer

Thomas H. Madden, Chief Financial Officer of Affinia Group Intermediate Holdings Inc. (“Affinia”), will retire as an employee of Affinia effective December 31, 2013 to pursue other interests. As part of Mr. Madden’s retirement, he has stepped down as Chief Financial Officer effective October 21, 2013, but will continue to perform services until December 31, 2013.

In connection with Mr. Madden’s retirement, Affinia and Mr. Madden have agreed that Mr. Madden’s cessation of employment with Affinia and its subsidiaries will be treated as a termination without “Cause” for purposes of Mr. Madden’s Amended and Restated Employment Agreement with Affinia Group Inc., dated as of December 15, 2008, as amended. As such, Mr. Madden will be entitled to receive an amount equal to 1.5 times the sum of his current base salary plus the average annual bonus paid for the preceding two years, two-thirds of which amount will be payable in 12 equal monthly installments with the balance payable in a lump sum on the first anniversary of Mr. Madden’s retirement date. Mr. Madden will also be entitled to continued health coverage for eighteen months.

Appointment of Chief Financial Officer

The Board of Directors of Affinia appointed Steven P. Klueg as Chief Financial Officer of Affinia effective as of October 21, 2013. Mr. Klueg, age 45, most recently served as the Chief Financial Officer of ReCommunity. Prior to joining ReCommunity, Mr. Klueg served as Vice President and Treasurer of World Fuel Services Corporation from August 2008 until August 2011. From April 2005 to August 2008, Mr. Klueg was the Assistant Treasurer of Ingersoll Rand Corporation and prior to that held various managerial positions at SPX Corporation, including Assistant Treasurer. Mr. Klueg earned a B. A. degree in Accounting from Ohio University and an M.B.A. from The Ohio State University. In addition, Mr. Klueg is a certified public accountant and a certified managerial accountant.

Mr. Klueg entered into a letter agreement with Affinia Group Inc. dated October 11, 2013 (the “Letter Agreement”) in connection with his appointment as Chief Financial Officer of Affinia and Affinia Group Inc. As provided in the Letter Agreement, Mr. Klueg’s annual base compensation will be $325,000 and he will be eligible to earn an annual bonus equal to 80% of his base compensation (prorated for 2013) under Affinia’s annual cash incentive award plan. Mr. Klueg is also entitled to a monthly car allowance of $1,250 and to a signing bonus of $90,000, which is payable on November 1, 2013. If Mr. Klueg’s employment is terminated without cause or if he resigns employment for good reason he will be entitled to (1) an amount equal to his annual base salary, payable in equal installments for twelve consecutive months and (2) continued medical and dental coverage during such twelve month period. Mr. Klueg will also be granted 12,279.74 restricted stock units under and subject to the Affinia Group Holdings Inc. 2005 Stock Incentive Plan, 50% of which will contain the same performance-based vesting conditions (and other terms and conditions) as other holders of restricted stock units and 50% of which will be time-based vesting and will vest in four equal annual installments on each anniversary of October 21, 2013. Similar to the existing performance-based vesting restricted stock units, the time-based vesting restricted stock units will also vest following a “qualifying termination” of the holder’s employment due to an involuntary termination by us without cause, the holder’s resignation of employment for good reason or due to the holder’s death, disability or retirement, if either of the performance conditions is met upon or prior to the first to occur of (1) a final exit by The Cypress Group L.L.C. of its equity investment in Affinia Group Holdings Inc. or (2) one year following the termination date. In addition, the unvested portion of the time-based vesting restricted stock units, if any, will vest upon the occurrence of a change in control of Affinia Group Holdings Inc. In connection with the grant of restricted stock units, Mr. Klueg will be required to enter into a restricted stock unit agreement, a management stockholders agreement, a sale participation agreement and a confidentiality, non-competition and proprietary information agreement consistent with the forms of such agreements entered into by Affinia’s other holders of restricted stock units.

The press release issued by Affinia Group Inc. on October 14, 2013 announcing Mr. Madden’s departure and Mr. Klueg’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Affinia Group Inc. issued October 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Affinia Group Intermediate Holdings Inc.

Date: October 14, 2013	By:	/s/ Steven E. Keller
	Name:	Steven E. Keller
	Title:	General Counsel

EXHIBIT INDEX

99.1	Press Release of Affinia Group Inc. issued October 14, 2013.